Contact:	John Beisler Vice President – Investor Relations

CKE Restaurants, Inc.

805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD 13 AND FOURTH QUARTER BLENDED SAME-STORE SALES

Both Brands Record Highest Period 13 Average Unit Volumes in Recent History

CARPINTERIA, Calif. – February 8, 2006 – CKE Restaurants, Inc. (NYSE: CKR) announced today period 13 same-store sales for the four weeks ended Jan. 30, 2006, for Carl’s Jr.® and Hardee’s®.

Brand	Period 13		Fourth Quarter		Fiscal Year
	FY 2006	FY 2005	FY 2006	FY 2005	FY 2006	FY 2005

Carl’s Jr.	+5.8%	+2.7%	+5.3%	+4.9%	+2.2%	+7.7%

Hardee’s	+12.4%	+2.3%	+2.9%	+4.4%	-0.2%	+7.0%

Blended	+9.1%	+2.6%	+4.1%	+4.7%	+1.0%	+7.4%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are very pleased to report positive same-store sales for Carl’s Jr. and Hardee’s in period 13. We believe these strong results are related to the combination of successful product introductions, our efforts to broaden our brands’ appeal and favorable weather in our core markets.”

“During period 13, Carl’s Jr. debuted the Jalapeno Burger™ on January 11th, with television advertising beginning January 23rd, and continued to promote its Hand-Scooped Ice Cream Shakes & Malts™,” said Puzder. “On a two-year cumulative basis, same-store sales at Carl’s Jr. have increased in excess of eight percent for the period and over 10 percent for the fourth quarter. Average unit volumes for period 13 were higher than any comparable period 13 ever. In addition, full-year same-store sales increased 2.2 percent, marking the sixth straight year of positive same-store sales at Carl’s Jr.”. Revenue for the fourth quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $135.1 million.

“At Hardee’s, the menu initiatives we put in place beginning last summer helped drive our strong performance during period 13. The introduction of Hand-Scooped Ice Cream Shakes & Malts™ and the Charbroiled Chicken Club™ during the second half of the year in addition to our promotion during the period of the Red Burrito Taco Salad™ and our Big Chicken Fillet™ sandwich helped broaden the appeal of the Hardee’s brand. At the same time, our two-for-$3 quarter-pound Double Cheeseburgers offered consumers a more attractive value proposition, yet had a higher price-point and better product margins than our previous value offer, two-for-$1 Slammers. Sales also benefited from milder than normal weather in the Midwest and Southeast. On a two-year cumulative basis, Hardee’s same-store sales have increased almost 15 percent for the period and over seven percent for the fourth quarter. On a three-year cumulative basis, Hardee’s period 13 same-store sales have increased approximately 30 percent. In addition, Hardee’s period 13 average unit volume was higher than any comparable period 13 since fiscal 1997.” Revenue for the fourth quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $131.0 million.

For the fourth quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill®	$135.1 million $131.0 million $10.3 million

Total	$276.4 million

Fiscal 2006 was a 52-week fiscal year. The fourth quarter of this fiscal year had three accounting periods of four weeks. Fiscal 2005 was a 53-week fiscal year. The fourth quarter of fiscal 2005 had two accounting periods of four weeks and one accounting period of five weeks.

Same-store sales results for period one, ending Feb. 27, 2006, will be reported on or about March 8, 2006.

As of the end of its fiscal third quarter on Nov. 7, 2005, CKE Restaurants, Inc.,

through its subsidiaries, had a total of 3,163 franchised and company-owned restaurants in
43 states and in 13 countries, including 1,042 Carl’s Jr. restaurants, 2,004 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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